Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Advisory Board Company’s Amended and Restated 2009 Stock Incentive Plan of our reports dated June 14, 2011, with respect to the consolidated financial statements and schedule of The Advisory Board Company and the effectiveness of internal control over financial reporting of The Advisory Board Company included in its Annual Report (Form 10-K) for the year ended March 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Baltimore, Maryland
September 26, 2011